Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VERITIV CORPORATION

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Veritiv Corporation, a corporation duly organized and organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”). does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing the Article Seventh, Section (a) so that, as amended, said Article shall be and read as follows:

(i)       To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader exculpation rights than permitted prior thereto), a director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director or officer.

(ii)       Any repeal or modification of subparagraph (i) of this Section (a) of Article SEVENTH shall not adversely affect any right or protection of a director or officer existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification. For purposes of this Section (a) of Article Seventh, “officer” shall have the meaning provided in Section 102(b)(7), as it presently exists or may hereafter be amended from time to time.

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to signed this 5th day of May, 2023

By:	/s/ Susan Salyer
Authorized Officer

Title:	SVP, General Counsel & Corporate Secretary

Name:	Susan Salyer
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